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                 [LETTERHEAD OF SHAW PITTMAN POTTS & TROWBRIDGE]

                                 March 20, 1998

Commercial Net Lease Realty, Inc.
400 East South Street
Suite 500
Orlando, Florida  32801

Ladies and Gentlemen:

         We have acted as counsel to Commercial Net Lease Realty, Inc., a Maryland corporation (the "Company"), in connection with the Registration Statement on Form S-3, Registration No. 333-24773 (the "Registration Statement"), filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended, and declared effective by the Commission on April 22, 1997. Pursuant to the Registration Statement, the Company proposes to issue and sell $100,000,000 aggregate principal amount of its 7 1/8% Notes due 2008 (the "Notes") to the public pursuant to the terms set forth in the prospectus supplement dated March
19, 1998 (the "Prospectus Supplement") to the prospectus filed as part of the Registration Statement.

         Based upon our examination of the originals or copies of such documents, corporate records, certificates of officers of the Company and other instruments as we have deemed necessary and upon the laws as presently in effect, we are of the opinion that:

         1. The Indenture to be entered into by the Company and First Union National Bank (the "Indenture") and the Supplemental Indenture to be entered into by the Company and First Union National Bank (the "Supplemental Indenture"), when duly executed and delivered by the parties thereto, will represent valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally,
(b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) the enforceability of forum selection clauses in the federal courts.

         2. When issued, authenticated and delivered pursuant to the Supplemental Indenture, the Notes will represent valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be subject to (a) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors' rights generally, (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (c) the enforceability of forum selection clauses in the federal courts.

         We express no opinion as to the enforceability of any provisions contained in the Indenture, the Supplemental Indenture or the Notes that constitute waivers which are prohibited by law prior to default.

         We hereby consent to the filing of this opinion as an exhibit to the Prospectus Supplement. We also consent to the reference to Shaw Pittman Potts & Trowbridge under the caption "Legal Matters" in the Prospectus Supplement.


                                        Very truly yours,

                                        /s/ Shaw Pittman Potts & Trowbridge
                                        SHAW PITTMAN POTTS & TROWBRIDGE